Exhibit 99.1

                                                                                                For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES CAPITAL INVESTMENT BUDGET AND
FINANCIAL GUIDANCE UPDATE

•	Full year 2008 production guidance range increased to 113.5 to 115.5 BCFE

•	Forecasted year over year production growth of 12% this year on retained properties

•	Exploration and development budget for 2008 increased $98 million or 15% to $758 million

•	Increased capital investment dedicated to growth assets in the Haynesville Shale, Woodford Shale, North Dakota Bakken, Cotton Valley, and the Wolfberry tight oil program

DENVER, August 11, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update of the Company’s capital investment budget and its financial guidance for 2008.

MANAGEMENT COMMENTS

Tony Best, President and CEO, commented, “I am pleased to announce the increase in St. Mary’s full year production guidance range to 113.5 to 115.5 BCFE.  Year over year, we are targeting 12% production growth on retained properties and we plan to achieve 10% production growth this year organically.  The increase in the capital investment budget is being deployed in the Company’s key growth areas.   We have made great strides to transform our portfolio to one that can provide double digit production growth through the drill bit, and the Company is now realizing the benefits of our increased focus on resource plays.”

CAPITAL INVESTMENT BUDGET

The Company’s updated 2008 capital investment budget by region for exploration and development activities is as follows:

	2008 Exploration & Development Capital	Increase from Previous Guidance
	($ in millions)	($ in millions)

ArkLaTex	$190	$30
Mid-Continent	167	12
Permian	150	18
Rocky Mountain	165	35
Gulf Coast	86	3
TOTAL	$758	$98

In the Rockies, the majority of the capital increase relates to funding additional activity in North Dakota focused on horizontal Bakken wells.  St. Mary is allocating more capital to its operated Bakken program.  Additionally, the Company is anticipating increased amounts of non-operated activity as operating partners increase their levels of activity.  The expansion in the capital budget for the ArkLaTex region is to fund the Company’s first two horizontal Haynesville shale wells, the first of which is scheduled to begin drilling in September in DeSoto Parish, Louisiana, and to allow for additional Cotton Valley drilling in East Texas.  The additional capital for the Permian region will be used to maintain a four rig program in the Company’s operated Wolfberry tight oil program at Sweetie Peck and to participate in the acceleration of activity in the non-operated Wolfberry program at Halff East.  With the increase in capital in the Mid-Continent, the Company will be able to maintain its current level of activity in the Woodford shale and also participate in increased levels of non-operated activity in that program.

PERFORMANCE GUIDANCE UPDATE

The Company’s guidance for the third quarter and the full year of 2008 is as follows:

                 3rd Quarter                         Full Year
Oil and gas production                                                     28.0 – 29.0 Bcfe           113.5 – 115.5 Bcfe
Lease operating expense                                              $1.48 - $1.54/Mcfe          $1.39 - $1.45/Mcfe
Transportation expense                                               $0.31 - $0.37/Mcfe          $0.23 - $0.29/Mcfe
Production taxes                                                           $0.88 - $0.94/Mcfe          $0.83 - $0.89/Mcfe
General and administrative expense                          $0.74 - $0.80/Mcfe          $0.74 - $0.80/Mcfe
Depreciation, depletion & amort.                               $2.78 - $2.88/Mcfe          $2.70 - $2.80/Mcfe

Production – The increase in oil and gas production guidance for the full year is due to the planned increase in capital investment in several of St. Mary’s key growth areas.  The decision to invest more capital is based on the recent success that the Company and offset operators have had in these particular programs.

Included in the production guidance above for the third quarter and full year is a roughly 0.5 BCFE shortfall resulting from several issues in the Rocky Mountain region.  The Company is currently forecasting production curtailments as a result of a planned outage in August of an oil pipeline that serves the Williston Basin and anticipated marketing issues for a portion of the Company’s crude oil production as a result of the recent SemGroup L.P. bankruptcy.

There are no presumed production volumes from future acquisitions included in the guidance above.

Lease operating expense and transportation expense – Previous guidance issued by the Company in press releases has combined lease operating expense and transportation expense in the same line.  Those expenses are being presented separately for this press release.

Lease operating expense continues to be impacted by cost inflation in the oilfield services industry driven by strong commodity prices and high levels of drilling activity.  For comparative purposes, lease operating expense in the first and second quarters of 2008, on a per MCFE basis, was $1.24 and $1.43, respectively.  The guidance for the third quarter above reflects a planned major workover on a well in the Constitution Field that represents approximately $0.08 per MCFE as well as the upward cost pressures mentioned above.

Transportation expense for the second half of the year is being significantly impacted by a new gas marketing arrangement in South Texas.  While the economics of the new agreement remain mostly consistent with the previous arrangement, the accounting for the new contract results in higher price realizations for the sold gas which are then offset by higher transportation costs.  For comparative purposes, transportation expense for the first and second quarters of 2008, on a per MCFE basis, was $0.14 and $0.20, respectively.

General and administrative expense – Forecasted general and administrative expense for the second half of 2008 has improved significantly for the Company as a result of lower stock compensation expense associated with the Company’ s new long-term incentive Performance Share Program.  The Company’s initial awards under this program had a lower assessed accounting valuation than what was originally estimated.

It should be noted that there are certain general and administrative expense items that are driven by profitability and cash flow, which in turn are highly impacted by realized commodity prices.

Income Taxes – The Company estimates that its effective tax rate will be approximately 37% in the third quarter.  St. Mary expects cash taxes will comprise between 25% and 35% of income tax expense for the quarter.

Hedging Update – Below is an updated summary hedging schedule for the Company.  All the prices in the table below have been converted to an average NYMEX equivalent for ease of comparison using quality and transportation differentials as of June 30, 2008.  The majority of the oil trades are settled against NYMEX.  The gas contracts have been executed to settle against regional delivery points that correspond with the Company’s production areas, thereby reducing basis risk.  Approximately 63% and 41% of the Company’s oil and natural gas production, respectively, have been hedged for the remainder of 2008.  For detailed schedules on the Company’s hedging program, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2008, which was filed with the Securities and Exchange Commission on August 5, 2008.

Oil Swaps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

					Floor	Ceiling
	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2008			2008
Q3	526,000	$71.92	Q3	514,000	$57.86	$78.08
Q4	466,000	$71.78	Q4	519,000	$58.19	$78.43
2009	1,570,000	$71.64	2009	1,526,000	$50.00	$67.31
2010	1,239,000	$66.47	2010	1,367,500	$50.00	$64.91
2011	1,032,000	$65.36	2011	1,236,000	$50.00	$63.70

Natural Gas Swaps - NYMEX Equivalent			Natural Gas Collars - NYMEX Equivalent

					Floor	Ceiling
	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2008			2008
Q3	5,260,000	$9.44	Q3	3,737,500	$9.07	$11.76
Q4	5,860,000	$10.10	Q4	3,957,500	$9.30	$11.93
2009	20,420,000	$9.23	2009	9,110,000	$6.98	$10.98
2010	8,730,000	$8.60	2010	7,825,000	$6.64	$8.93
2011	1,240,000	$7.81	2011	6,625,000	$6.26	$7.49

Natural Gas Liquid Swaps - Mont. Belvieu

	Bbls	$/Bbl
2008
Q3	205,320	$40.22
Q4	245,992	$40.79
2009	813,732	$41.87
2010	139,724	$49.59
2011	19,643	$49.01

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “budget,” “believe,” “anticipate,” “intend,” “estimate,” “plan,”  “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with our hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.